EXHIBIT 99.1
Press Release

FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

PlanGraphics Reports Positive 3rd Quarter Results; Schedules Conference Call

Frankfort, Ky., August 14, 2003--PlanGraphics, Inc. (OTC BB: PGRA), a designer and integrator of e-government solutions and spatially enabled information systems and data warehouses, reported net income of $126,376, less than one cent per share, for its third quarter versus a net loss in the prior year quarter of $187,805. Revenue of $2,253,804 for the quarter ended June 30, 2003 was up $248,340, or 12 percent, over the prior year. The improved performance is attributed to aggressive cost control measures implemented late in the second quarter and improved revenue generation.

For the nine-month period ended June 30 the company incurred a net loss of $584,157, or less than one cent per share, on revenue of $5,744,036 versus a net loss a year prior of $139,946 on revenue of $6,286,319. In addition to the reduced revenues, the company incurred costs expanded sales and marketing as well as staffing its Xmarc related products and service capability, both of which adversely impacted year to date earnings.

PlanGraphics President & CEO, John Antenucci, explained, "For the past two quarters we have concentrated on aligning operating costs with revenue and have taken very aggressive actions to control costs. At the same time we have closely managed productivity in order to grow revenues. These actions are now beginning to pay off as seen in the bottom line"

"Further," he noted, "we recently completed acquisition of Xmarc software and took a one-third ownership in a new European reseller organization, Xmarc Services Ltd and will provide fee-based professional services to a XSL and its European clients."

PlanGraphics has scheduled an investors conference call on Tuesday, August 19, 2003, at 3:00 p.m. Eastern Time. Contact Fred Beisser via email at FBeisser@PlanGraphics.com or telephone (720) 851-0716 for the call-in number. An audio Web cast of the conference call will be available later that day on the Internet and may be accessed at www.PlanGraphics.com where it will be available for 30 days.

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About PlanGraphics, Inc.

PlanGraphics, founded in 1979, is a full life-cycle systems integration and implementation firm providing a broad range of services in the design and implementation of information technology in the public and commercial sectors. PlanGraphics' experience with spatial information systems and e-services capabilities provides a critical discriminator among other IT consulting and integration firms. PlanGraphics is headquartered in Frankfort, Kentucky, and has regional offices in Maryland, Colorado, California, Rhode Island, and New York. On the Web: www.plangraphics.com

The foregoing contains forward-looking statements that are subject to contingencies and uncertainties. Such forward-looking statements are not guarantees of future performance, and are based on numerous assumptions about future transactions or results that may differ materially from anticipated events, transactions or results indicated and are included in the "safe harbor" provided by the Private Securities Litigation Reform Act of 1995.

                                     - End -
SOURCE:  PlanGraphics, Inc.
CONTACT: Fred Beisser, Senior Vice President - Finance; Tel: (720) 851-0716 or
         email: FBeisser@PlanGraphics.com